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                                                                    EXHIBIT 99.1

                               (COEUR LETTERHEAD)

Press Release

     COEUR ANNOUNCES FINAL REDEMPTION OF ITS 9% SENIOR CONVERTIBLE NOTES AND
                              SALE OF COMMON STOCK
   - Transactions Result in 3% Fewer Shares Issued Than if Held to Maturity -

Coeur d'Alene, Idaho - November 25, 2003 - Coeur d'Alene Mines Corporation (NYSE:CDE), the world's largest primary silver producer, announced today the redemption of the remaining outstanding $4.6 million principal amount of the Company's 9% Senior Convertible Notes due February 26, 2007.

The notes are being redeemed, in accordance with the terms of the indenture, in exchange for a cash payment of approximately $13,490,000 representing payment for the market value of the note, including accrued interest and make-whole interest.

The transaction is being funded from the proceeds of a common stock sale. The Company has filed a prospectus supplement with the Securities and Exchange Commission related to the public offering of 3,149,225 shares of its common stock.

"Coeur is pleased to announce the complete redemption of the Company's outstanding 9% Senior Convertible Notes," said Dennis E. Wheeler, Chairman and Chief Executive Officer. "The timing of these transactions is beneficial to our shareholders since the shares Coeur is issuing now to fund the redemption are approximately 3% fewer shares, based on current market value, then if the convertible notes had been held to full maturity."

Coeur d'Alene Mines Corporation is the world's largest primary silver producer, as well as a significant, low-cost producer of gold, with anticipated 2003 production of 14.6 million ounces of silver and 112,000 ounces of gold. The Company has mining interests in Nevada, Idaho, Alaska, Argentina, Chile and Bolivia.

Contact:    Tony Ebersole
            Director of Investor Relations
            (800) 523-1535

CAUTIONARY STATEMENT

This document contains numerous forward-looking statements relating to the Company's silver and gold mining business. The United States Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. Operating, exploration and financial data, and other statements in this document are based on information the company believes reasonable, but involve significant uncertainties as to future gold and silver prices, costs, ore grades, estimation of gold and silver reserves and resources, mining and processing conditions, changes that could result from the Company's future acquisition of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, and risks inherent in the ownership and operation of, or investment in, mining properties or businesses in foreign countries. Actual results and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.